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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Oriental Bank CODA Profit Sharing Plan:
We consent to the incorporation by reference in the registration statement (No. 333

-102696) on Form S-8 of OFG
Bancorp of our report dated June 29, 2021, with respect to the statements of net assets available for benefits of The
Oriental Bank CODA Profit Sharing Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related notes, and the supplemental schedule of Schedule H, line 4i – Schedule of Assets (held at end of year) as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K

of The Oriental Bank CODA Profit Sharing Plan.

/s/ KPMG LLP

San Juan, Puerto Rico
June 29, 2021